Exhibit 99.1

For Further Information Contact: Bioject Medical Technologies Inc.
Ralph Makar President and CEO 503-692-8001 ext. 4137	Chris Farrell Vice President of Finance 503-692-8001 ext. 4132

BIOJECT REPORTS THIRD QUARTER 2010 FINANCIAL RESULTS

PORTLAND, OR, November 10, 2010 – Bioject Medical Technologies Inc. (OTCBB: BJCT), a leading developer of needle-free injection therapy systems, today announced financial results for the third quarter of 2010.

For each of the quarters ended September 30, 2010 and 2009, Bioject reported revenues of $1.5 million. Third quarter 2010 and 2009 product sales were $1.4 million. License and technology fees for the third quarter 2010 were $91,000, compared to $105,000 in the comparable year-ago quarter. Operating expenses for the third quarter of 2010 were $1.9 million, compared to $1.7 million in the comparable year-ago quarter, a 6% increase from the prior year-ago period. The Company reported a third quarter 2010 operating loss of $331,000, compared to an operating loss of $210,000 in the prior year period. Included in the current quarter operating loss of $331,000 is $189,000 of non-cash charges comprised of non-cash compensation expense related to the fair value of stock-based awards, warrants and stock funding of our 401(k) plan of $71,000 and depreciation and amortization of $118,000, as compared to $228,000 of non-cash charges for the prior year period comprised of $65,000 non-cash compensation expense and $163,000 of depreciation and amortization. The Company reported a third quarter 2010 net loss allocable to common shareholders of $357,000, compared to net loss allocable to common shareholders of $187,000 in the comparable year-ago quarter. At September 30, 2010, the Company reported cash of $0.3 million and a working capital deficit of $0.2 million.

Basic and diluted net loss per common share for the quarter ended September 30, 2010 was $0.02 per share on 17.9 million weighted average shares outstanding, compared to a net loss of $0.01 per share on 17.2 million weighted average shares outstanding for the same period last year.

For the nine months ended September 30, 2010, Bioject reported a net loss allocable to common shareholders of $1.5 million on revenues of $3.9 million. This compares to a net loss allocable to common shareholders of $0.7 million on revenues of $5.2 million for the same period last year.

Basic and diluted net loss per share for the nine months ended September 30, 2010 was $0.08 per share on 17.8 million weighted average shares outstanding compared to a net loss of $0.04 per share on 16.9 million weighted average shares outstanding for the comparable period last year.

“While Bioject’s revenues of $1.5 million remained comparable to the year ago quarter, we experienced higher operating expenses primarily due to our increased sales and business development efforts focused on new opportunities and potential partners,” said Ralph Makar, Bioject’s President and CEO. “We are pleased to report that third quarter revenues are approximately 30% higher than each of the first two quarters of this year. In addition, we continue to try to improve our cash position by focusing on coming to closure on potential deals in process, increasing sales and/or securing additional sources of capital. Contributing to our cash position, in November 2010 we were informed that Bioject was awarded a grant as part of Section 48D of the Internal Revenue Code for Qualifying Therapeutic Discovery Projects. Today, we received funds amounting to approximately $244,000 from this grant,” added Mr. Makar.

The Company will conduct a conference call to review results for the third quarter ended September 30, 2010 on Thursday, November 11, 2010 at 10:00 a.m. Eastern Standard Time. Live audio of the conference call will be available to investors, members of the news media and the general public. To participate in the call via telephone, please dial 1-877-407-8037.

Bioject Medical Technologies Inc., based in Portland, Oregon, is an innovative developer and manufacturer of needle-free injection therapy systems (NFITS). NFITS provide an empowering technology and work by forcing medication at high speed through a tiny orifice held against the skin. This creates a fine stream of high-pressure fluid penetrating the skin and depositing medication in the tissue beneath. The Company is focused on developing mutually beneficial agreements with leading pharmaceutical, biotechnology, and veterinary companies.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding Bioject’s expectations with respect to new commercial agreements, other opportunities, revenues, sales, and financing. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such risks, uncertainties and other factors include, without limitation, the risk that the Company’s investment and strategic plan will not yield improved results, the risk that the Company will be unable to successfully develop and negotiate new strategic relationships, the risk that the Company’s product may not be accepted by the market, the risk that the Company may not receive anticipated orders in the time expected or at all, the risk that customers may change or cancel orders, the risk that additional capital may not be available on acceptable terms, if at all, the risk that the Company may be unable to comply with the extensive government regulations applicable to Bioject’s business, and the risk the new market opportunities may not develop. Readers of this press release are referred to the Company’s filings with the Securities and Exchange Commission, including the Company’s reports on Form 10-K and Forms 10-Q for further discussions of factors that could affect the Company’s business and its future results. Forward-looking statements are based on the estimates and opinions of management on the date the statements are made. The Company assumes no obligation to update forward-looking statements if conditions or management’s estimates or opinions should change.

For more information about Bioject, visit www.bioject.com.

[Tables follow]

Bioject Medical Technologies Inc.

Condensed Consolidated Statements of Operations (Unaudited)

(In thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Revenue:
Net sales of products	$1,429	$1,430	$3,560	$4,839
License and technology fees	91	105	305	356

	1,520	1,535	3,865	5,195
Operating expenses:
Manufacturing	1,049	1,001	2,666	3,122
Research and development	265	309	1,010	1,081
Selling, general and administrative	537	435	1,620	1,486

Total operating expenses	1,851	1,745	5,296	5,689

Operating loss	(331)	(210)	(1,431)	(494)

Interest income	—	2	4	8
Interest expense	(3)	(47)	(36)	(149)
Change in fair value of derivative liabilities	1	81	32	(65)

Loss from operations before preferred stock dividend	(333)	(174)	(1,431)	(700)
Preferred stock dividend	(24)	(13)	(74)	(37)

Net loss allocable to common shareholders	$(357)	$(187)	$(1,505)	$(737)

Basic and diluted net loss per common share allocable to common shareholders	$(0.02)	$(0.01)	$(0.08)	$(0.04)

Shares used in per share calculations	17,863,473	17,157,743	17,790,112	16,922,523

Bioject Medical Technologies Inc.

Condensed Consolidated Balance Sheet Data (Unaudited)

(In thousands)

	September 30, 2010	December 31, 2009
ASSETS
Current assets:
Cash	$285	$1,146
Accounts receivable	590	899
Inventories	983	868
Other	41	21

	1,899	2,934

Property and equipment, net	743	1,070
Other assets, net	1,294	1,252

Total assets	$3,936	$5,256

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term notes payable	$—	$125
Accounts payable and accrued liabilities	1,832	1,805
Derivative liabilities	—	32
Deferred revenue	234	276

	2,066	2,238
Long term liabilities:
Deferred revenue	1,180	1,222
Other long-term liabilities	351	348

Shareholders’ equity:
Preferred stock	9,356	9,282
Common stock	114,677	114,355
Accumulated deficit	(123,694)	(122,189)

	338	1,448

Total liabilities and shareholders’ equity	$3,936	$5,256

####

4